Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Applied Digital Corporation on Form S-3 File No. 333-272023, 333-267478, 333-258818 and Form S-8 File No. 333-267811 of our report dated July 27, 2023, with respect to our audits of the consolidated financial statements of Applied Digital Corporation as of August 2, 2023 and 2022 and for each of the two years in the period ended May 31, 2023, which report is included in this Annual Report on Form 10-K of Applied Digital Corporation for the year ended May 31, 2023.

/s/ Marcum LLP

Marcum LLP
New York, NY
August 2, 2023